EXHIBIT 10.10
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made this 30thday of August, 2005, by and between NewTower Trust Company Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18 (“Landlord”), and The Management Network Group Inc., a Kansas corporation (“Tenant”).
RECITALS
     A. Tenant is leasing approximately 4,305 rentable square feet of space in the office building commonly known as Lighton Plaza I, 7300 College Boulevard, Suite 302, Overland Park, Kansas (the “Building”), pursuant to an Office Lease Agreement dated April 23, 1998, as amended by and Certificate of Acceptance dated September 10, 1998, as amended by First Amendment to Lease dated May 11, 1999, as amended by Second Amendment to Lease dated May 30, 2000 between Landlord and Tenant (collectively the “Lease”).
     B. Lighton Plaza L.L.C., subsequently conveyed its interest in the building to ASP Lighton, L.L.C., which subsequently conveyed its interest in the building to NewTower Trust Company Multi-Employer Property Trust.
     C. Landlord and Tenant desire to amend the Lease to expand Tenant’s leased premises in the Building and extend the term of the Lease on the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises, the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby modify and amend the Lease as follows:
     1. Term. Subject to the terms and conditions contained herein, the term shall be extended to August 31, 2010.
     2. Demise. Subject to the terms and conditions contained herein Landlord agrees to demise and lease to Tenant, and Tenant agrees to lease from Landlord, the current lease space of approximately 4,305 rentable square feet (“Existing Space”), and, as of the Third Additional Space Commencement Date, approximately 400 rentable square feet of additional space as shown on Exhibit A (“Third Additional Space”). All references to the “Leased Premises” after the Third Additional Space Commencement Date shall be deemed to refer to the Existing Space plus the Third Additional Space for a total of approximately 4,705 rentable square feet.
     3. Tenant Improvements. Improvements to the Third Additional Space shall be constructed and paid for in the same manner as described in Article Four and Schedule 6 of the Lease, with the following modifications:
(a)	The phrase “Lease Commencement Date” shall be modified to read “Third Additional Space Commencement Date.” The Third Additional Space Commencement Date is scheduled for September 1, 2005.

(b)	Landlord’s monetary obligation for construction of Leasehold improvements to the Third Additional Space shall be $51,755.00 (“Allowance”).

(c)	In the event Tenant does not utilize all or any portion of the Allowance, the Allowance shall be forfeited.

(d)	The Tenant acknowledges the Landlord’s agent, Trammell Crow Company, shall be providing construction management services and a five percent (5%) fee based on the “hard costs” shall be charged to Tenant.

(e)	Tenant plans to be submitted to Landlord for approval and attached to this lease amendment as Exhibit B.

All defined terms-in Schedule 6 shall be modified to refer only to the Third Additional Space and the lease thereof.
     4. Base Rent. Paragraph 1.1f of the Lease is hereby amended so that the Base Rent for the Leased Premises shall mean:

Date	Monthly Rent	Yearly Rent	Approximate Rent
			per Square Foot
7/1/05-8/31/05	$0.00	$0.00	$0.00
9/1/05-8/31/06	$8,233.75 per month	$98,805.00	$21.00
9/1/06-8/31/07	$8,429.79 per month	$101,157.50	$21.50
9/1/07-8/31/08	$8,625.83 per month	$103,510.00	$22.00
9/1/08-8/31/09	$8,821.88 per month	$105,862.50	$22.50
9/1/09-8/31/10	$9,017.92 per month	$108,215.00	$23.00
To the extent the Third Additional Space Commencement Date has not occurred on or before September 1, 2005, then the Base Rent shall be reduced by $23.33 per day (equal to 400 sf x the Approximate Rent per Square Foot/360) for each day that the Third Additional Space Commencement Date is delayed after September 1, 2005.
     5. Excess Tenant Improvements: In the event the Tenant Improvements exceed the Tenant Improvement Allowance provided by Landlord, Tenant shall have the right to amortize up to an additional $30,000.00 over the term of the Lease at eight percent (8%) interest rate, Tenant shall be required to make the request at the time the plans are completed and the final costs are submitted to Tenant for approval. In the event Tenant chooses to amortize excess tenant improvements, Tenant and Landlord shall enter into a Fourth Amendment to Lease amending the Base Rent within ten days of the Third Additional Space Commencement Date.
     6. Tenant’s Square Footage: Paragraph 1.1d of the Lease is hereby amended as of the Third Additional Space Commencement Date to increase Tenant’s Square Footage to 4,705 Rentable Square Feet.
     7. Additional Rent. Paragraph 1.1g of the Lease is hereby amended as of the Third Additional Space Commencement Date to reflect; (i) the Third Additional Space which increases Tenant’s Pro Rata Share to 4.00% (4,705 rentable square feet ÷ 117,654 rentable square feet); (ii) the Operating Cost Stop shall be revised to a 2005 Base Year. Beginning on September 1, 2005 and ending on August 31, 2006, Tenant shall not be responsible for and shall not pay Excess Operating Costs for such period. For the 2005 Base Year, in the event the Building is not fully leased during the calendar year, Landlord shall make appropriate adjustments to the Operating Costs, using reasonable projections, to adjust such costs to an amount that would normally be expected to be incurred if the Building were 95% leased, and such adjusted costs shall be used for purposes of paragraph 3.3 of the Lease to establish the Operating Cost Stop for the 2005 Base Year.
     8. Parking. Paragraph 1.1j of the Lease is hereby amended as of the Third Additional Space Commencement Date to increase the Authorized Number of Parking Spaces from 17 to 19.
     9. Option Period: Tenant shall have one option to renew this Lease for five (5) years (the “Option Period”). If Tenant desires to exercise its option for renew, Tenant shall give Landlord written notice (“Renewal Notice”) thereof at least twelve (12) months prior to the scheduled expiration date. During the thirty (30) day period following Landlord’s receipt of the Renewal Notice, Landlord and Tenant shall use reasonable efforts to negotiate a mutually agreeable Base Rent (“Market Base Rent”) for the Option Period. Within fifteen (15) days of agreement by the parties on the Market Base Rent and other terms of the renewal, Landlord and Tenant shall execute an amendment to this Lease extending this Lease on such terms.

     10. Right of First Offer: If Landlord shall desire to lease any space on the Third floor (3rd) floor of the Building which is contiguous to the Leased Premises (the “ROFO Space”) to a third party other than the existing tenant in any such space, or any other party having any pre-existing rights to the ROFO Space, Landlord shall first give Tenant notice (“Landlord’s ROFO Notice”) of the terms and conditions upon which Landlord is willing to market the ROFO Space. Tenant shall have the right, exercisable by notice to Landlord within thirty (30) days after the date of Landlord’s ROFO Notice to lease the ROFO Space upon the terms and conditions contained therein. Within fifteen (15) business days thereafter, Landlord shall prepare and deliver to Tenant an amendment to this Lease reflecting the terms set forth in the Landlord’s ROFO Notice, which Tenant shall in turn execute and deliver back to Landlord within fifteen (15) days after receipt of such amendment from Landlord. Such amendment shall provide for (a) the addition of the ROFO Space to the Leased Premises, (b) an increase in the Base Rent by an amount equal to that specified in Landlord’s Notice, (c) an increase in Tenant’s Pro Rata Share of Operating Costs to reflect the inclusion of the ROFO Space in the Leased Premises, and (d) the terms and conditions and amount of any tenant improvement allowance, if any. In all other respects, the terms and conditions contained in this Lease shall remain unmodified. Time is of the essence in the exercise of Tenant’s rights pursuant to this section. Should Tenant fail to exercise such right, fail to execute and deliver the amendment, or fail to perform any of its required obligations under this section within the time periods set forth above, then Tenant’s rights under this section shall terminate and be null and void, and Landlord shall have the absolute right to lease the ROFO Space to any other person or entity upon substantially the same terms and conditions set forth in the Landlord’s ROFO Notice. The foregoing option and rights may not be assigned to any party not a Tenant Affiliate or Tenant Agent, and shall be available to and exercisable by the Tenant only when the original Tenant or any Tenant Affiliate or Tenant Agent is in actual possession and physical occupancy of the entire Leased Premises. Tenant’s rights pursuant to this section shall be subject to any existing (as of the date hereof) rights to expand of other tenants in the Building or Project, the right of the current tenant in the ROFO Space to remain in that space, and there having been no Event of Default under the Lease during the Term of the Lease which is continuing at the time of the Landlord’s ROFO Notice. All rights of first offer contained in this section shall expire upon the date which is 24 months prior to the Lease Expiration Date.
     11. Paragraph 5.1 of the Lease is amended by the addition of the following as subparagraph (d) thereof:
     “d. Security Services. Landlord shall provide not less than the following security services (collectively “Security Services”) to the Building, Tenant and Leased Premises: (i) access controlled by electronic security cards for after-hours entry to the Building; (ii) access to Tenant’s floor after regular Building hours shall be restricted by programming of Building elevators to allow access only upon application of an electronic security device or code; and (iii) security guard monitoring after regular Building hours of the adjacent parking lot and checking of interior and exterior doors of the Building and the Leased Premises on a regular basis. Landlord has provided such Security Services prior to the Third Additional Space Commencement Date and such Security Services shall be included in the term “Project Services”.
     12. Landlord has the responsibility to maintain the Building, parking lots and all other public spaces associated with the Leased Premises in compliance with the Americans With Disabilities Act (“ADA”) and any and all other statutes, laws, ordinances or regulations relating thereto.
     13. Landlord Notice Address: The notice address for the Landlord is; c/o Kennedy Associates Real Estate Counsel, Inc., Attention: Executive Vice President – Asset Management, 1215 Fourth Avenue, Suite 2400, Seattle, WA 98161 Facsimile: (206) 682-4769 and to NewTower Trust Company Multi-Employer Property Trust c/o NewTower Trust Company, Attention President/MEPT or Patrick O. Mayberry, Three Bethesda Metro Center, Suite 1600, Bethesda, MD 20814 Facsimile: (240) 235-9961.
     14. Ratification. Except as is explicitly amended hereby, the demised premises described herein shall be leased to Tenant on the terms and conditions contained in the Lease. The Lease shall remain in full force and effect and is hereby restated, ratified, and confirmed in accordance with its original terms, as amended hereby. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Lease.
     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease on the date indicated above.

Landlord:	Tenant:

NEWTOWER TRUST COMPANY
MULTI-EMPLOYER PROPERTY TRUST, a
trust organized under 12 C.F.R. Section 9.18	The Network Management Group, Inc.

BY: Kennedy Associates Real Estate Counsel, Inc.,
Authorized Signatory

By	/s/ Mark D. Reinikka	By	/s/ Don Klumb
Name:	Mark D. Reinikka	Name:	Don Klumb
Title:	V.P.	Its:	CFO

Exhibit A
Existing Premises and Expansion Premises
The Management Network Group Inc.
Lighton Plaza I
7300 College Boulevard
Suite 302
Overland Park, Kansas
Approximately 4,705 rentable square feet

Exhibit B
Plan to be attached